EXHIBIT 99.2

News Release

NATIONAL PENN BANCSHARES, INC.
DECLARES CASH DIVIDEND

BOYERTOWN, Pa., October 26, 2011 - - The Board of Directors of National Penn Bancshares, Inc. (Nasdaq: NPBC) has declared a fourth quarter cash dividend of four cents per share payable to shareholders of record as of November 5, 2011.  The cash dividend will be paid November 17, 2011.

“Our Board is pleased to be able to increase the cash dividend paid for our shareholders,” said Scott V. Fainor, President and CEO.  “We remain focused on enhancing shareholder value through continued profitability improvement, solid fundamental performance and maintaining a strong balance sheet.”

National Penn Bancshares, Inc. has approximately 151 million common shares outstanding as of October 26, 2011.
__________
# # #
About National Penn Bancshares, Inc.

National Penn Bancshares, Inc., with approximately $9 billion in assets, is a bank holding company based in Pennsylvania.  Headquartered in Boyertown, National Penn operates 123 branch offices comprising 122 branches in Pennsylvania and one branch in Maryland through National Penn Bank and its HomeTowne Heritage Bank, KNBT and Nittany Bank divisions.

National Penn’s financial services affiliates consist of National Penn Wealth Management, N.A., including its National Penn Investors Trust Company division; National Penn Capital Advisors, Inc.;  Institutional Advisors LLC; National Penn Insurance Services Group, Inc., including its Higgins Insurance division; and Caruso Benefits Group, Inc.

National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol “NPBC”. Please visit our Web site at www.nationalpennbancshares.com to see our regularly posted material information.

Media Contact:	Catharine Bower,
(610) 369-6618 or Catharine.Bower@nationalpenn.com

Shareholder Contact:	Teresa Steuer,
(610) 369-6291 or Teresa.Steuer@nationalpenn.com

15